Filed Pursuant to Rule 433

Registration No. 333-229015

Horizon | Express Portfolios

CUNA MUTUAL GROUP

Diversification designed for you.

While you can customize MEMBERS® Horizon any way you like, we also offer six ready-made express portfolios matched to different risk attitudes and investment styles. Express portfolios provide convenient pre-determined allocations for every level. You can simply select an express portfolio to set your allocations, or use one as a starting point for designing your own custom portfolio.

Conservative


80%
20%

Active + Passive

You want lower risks, safer choices and preservation of your investment. You hope for modest growth over the long-term, but don't like the idea of big swings from year to year. Perhaps you're nearing a financial goal or life milestone, so avoiding loss is important.

Passive Only

Keeping risk at bay is your primary concern because preservation of your investment is important. You hope for modest growth over the long-term. To help get the most out of every penny, you want the cost efficiency that comes from passively managed funds.

Moderate


60%
40%

Active + Passive

You hope for moderate growth over the long-term, but don't like big swings from year to year. You seek a blend of risk and safety. Diversification remains important, but you can withstand some loss in a given year.

Passive Only

Your goal is for steady growth over the long-term, but also to avoid volatility. Diversification can help power some growth without taking big risks. A passive management approach aligns with your goals to keep costs at a minimum.

Aggressive


40%
60%

Active + Passive

Time may be on your side, so perhaps you're comfortable with the idea that more investment risk can bring higher return, even though it can also mean greater losses. Diversification, even across riskier investments, is important.

Passive Only

You're comfortable with higher risks in return for better investment performance. Perhaps you're still a long time away from your goals and can tolerate some bumps in the road. You want the cost efficiency of passive funds helping to put more of your dollars to work.

MEMBERS® Horizon Annuities are issued by
MEMBERS LIFE INSURANCE COMPANY,
a stock life insurance company

MHA-2267288.4-0421-0523

© CUNA Mutual Group

Helping control the risks of retirement.

Horizon | Conservative Express Portfolios

Express Portfolio	Risk Attitude	Investment Style
1	Conservative	Active + Passive

Variable vs. Risk Control

20% Variable | **80%** Risk Control


Allocation 6%
Specialty 5%
Int'L Stock 13%
U.S. Stock 14%
Bond 62%
S&P 500 80%
Growth Account 50%
Secure Account 50%
MSCI EAFE 20%
Growth Account 50%
Secure Account 50%

Variable Subaccounts

PIMCO VIT All Asset (Institutional Class)	6%	Allocation
Vanguard VIF Total Bond Market Index	30%	Bond
MFS Total Return Bond Series (Initial Class)	20%	Bond
Putnam VT High Yield Fund (IA)	7%	Bond
Columbia VP Emerging Markets Bond 1	5%	Bond
Vanguard VIF Total Stock Market Index	14%	U.S. Stock
DFA VA International Value	5%	International Stock
Vanguard VIF International	5%	International Stock
Morgan Stanley Insurance Fund, Inc. Global Infrastructure Portfolio (Class I)	3%	International Stock
Vanguard VIP Real Estate Index Portfolio	3%	Specialty
Invesco V.I. Global Real Estate Fund (Series I)	2%	Specialty

Express Portfolio	Risk Attitude	Investment Style
2	Conservative	Passive Only

Variable vs. Risk Control

20% Variable | **80%** Risk Control


Specialty 5%
Int'l. Stock 10%
U.S. Stock 18%
Bond 67%
S&P 500 80%
Growth Account 50%
Secure Account 50%
MSCI EAFE 20%
Growth Account 50%
Secure Account 50%

Variable Subaccounts

Vanguard VIF Total Bond Market Index	60%	Bond
Vanguard VIF High Yield Bond	7%	Bond
Vanguard VIF Total Stock Market Index	15%	U.S. Stock
DFA VA US Large Value	2%	U.S. Stock
DFA VA US Targeted Value	1%	U.S. Stock
DFA VA International Value	5%	International Stock
Vanguard VIF International	5%	International Stock
Vanguard VIP Real Estate Index Portfolio	5%	Specialty

Horizon | Moderate Express Portfolios

Express Portfolio	Risk Attitude	Investment Style
3	Moderate	Active + Passive

Variable vs. Risk Control


40%
Variable
60%
Risk Control
Allocation 6%
Specialty 5%
U.S. Stock 26%
Bond 38%
Int'l. Stock 25%
S&P 500 70%
Growth Account 81%
Secure Account 19%
MSCI EAFE 30%
Growth Account 78%
Secure Account 22%

Variable Subaccounts

PIMCO VIT All Asset (Institutional Class)	6%	Allocation
Vanguard VIF Total Bond Market Index	14%	Bond
MFS Total Return Bond Series (Initial Class)	13%	Bond
Putnam VT High Yield Fund (IA)	6%	Bond
Columbia VP Emerging Markets Bond 1	5%	Bond
Vanguard VIF Equity Index	10%	U.S. Stock
Vanguard VIF Mid-Cap Index	8%	U.S. Stock
DFA VA US Large Value	5%	U.S. Stock
DFA VA US Targeted Value	3%	U.S. Stock
DFA VA International Value	8%	International Stock
Vanguard VIF International	7%	International Stock
Lazard Retirement Emerging Markets Equity Fund (Investor)	6%	International Stock
Morgan Stanley Variable Insurance Fund, Inc. Global Infrastructure Portfolio (Class I)	4%	International Stock
Vanguard VIP Real Estate Index Portfolio	3%	Specialty
Invesco V.I. Global Real Estate Fund (Series I)	2%	Specialty

Express Portfolio	Risk Attitude	Investment Style
4	Moderate	Passive Only

Variable vs. Risk Control


40%
Variable
60%
Risk Control
Specialty 4%
Int'l. Stock 21%
U.S. Stock 31%
Bond 44%
S&P 500 70%
Growth Account 81%
Secure Account 19%
MSCI EAFE 30%
Growth Account 78%
Secure Account 22%

Variable Subaccounts

Vanguard VIF Total Bond Market Index	40%	Bond
Vanguard VIF High Yield Bond	4%	Bond
Vanguard VIF Total Stock Market Index	21%	U.S. Stock
DFA VA US Large Value	6%	U.S. Stock
DFA VA US Targeted Value	4%	U.S. Stock
Vanguard VIF International	12%	International Stock
DFA VA International Value	9%	International Stock
Vanguard VIP Real Estate Index Portfolio	4%	Specialty

Horizon | Aggressive Express Portfolios

Express Portfolio	Risk Attitude	Investment Style
○○● 5	Aggressive	Active + Passive

Variable vs. Risk Control

60% Variable	40% Risk Control


Allocation 7%
Specialty 6%
Bond 16%
U.S. Stock 37%
Int'l. Stock 34%


S&P 500 60%
Growth Account 92%
Secure Account 8%
MSCI EAFE 40%
Growth Account 88%
Secure Account 12%

Variable Subaccounts

PIMCO VIT All Asset (Institutional Class)	7%	Allocation
Putnam VT High Yield Fund (IA)	7%	Bond
Columbia VP Emerging Markets Bond 1	5%	Bond
Vanguard VIF Total Bond Market Index	4%	Bond
Vanguard VIF Equity Index	14%	U.S. Stock
Vanguard VIF Mid-Cap Index	11%	U.S. Stock
DFA VA US Large Value	8%	U.S. Stock
DFA VA US Targeted Value	4%	U.S. Stock
DFA VA International Value	11%	International Stock
Vanguard VIF International	11%	International Stock
Lazard Retirement Emerging Markets Equity Fund (Investor)	8%	International Stock
Morgan Stanley Variable Insurance Fund, Inc. Global Infrastructure Portfolio (Class I)	4%	International Stock
Invesco V.I. Global Real Estate (Series I)	3%	Specialty
Vanguard VIP Real Estate Index Portfolio	3%	Specialty

Express Portfolio	Risk Attitude	Investment Style
○○● 6	Aggressive	Passive Only

Variable vs. Risk Control

60% Variable	40% Risk Control


Bond 11%
Specialty 6%
Int'l. Stock 38%
U.S. Stock 45%


S&P 500 60%
Growth Account 92%
Secure Account 8%
MSCI EAFE 40%
Growth Account 88%
Secure Account 12%

Variable Subaccounts

Vanguard VIF High Yield Bond	7%	Bond
Vanguard VIF Total Bond Market Index	4%	Bond
Vanguard VIF Total Stock Market Index	28%	U.S. Stock
DFA VA US Large Value	12%	U.S. Stock
DFA VA US Targeted Value	5%	U.S. Stock
Vanguard VIF International	20%	International Stock
DFA VA International Value	18%	International Stock
Vanguard VIP Real Estate Index Portfolio	6%	Specialty

Horizon | Express Portfolios Important Disclosures This brochure must be preceded or accompanied by a current prospectus and product brochure. Before investing, you should consider the annuity’s investment objectives, risks, charges and expenses. The prospectus contains this and other information. Please read it carefully. To obtain a prospectus, contact your advisor, log on to cmannuities.com, or call 888.888.3940. Annuities are long-term insurance products designed for retirement purposes. Many variable annuities offer four main features: (1) a selection of investment options, (2) tax-deferred earnings accumulation, (3) guaranteed lifetime payout options, and (4) death benefit options. This material is informational only and is not investment advice. If you need advice regarding your financial goals and investment needs, contact a financial advisor. All guarantees are backed by the claims-paying ability of the issuer and do not extend to the performance of the underlying accounts which can fluctuate with changes in market conditions. Annuity contract values, death benefits and other values fluctuate based on the performance of the investment options and may be worth more or less than your total purchase payment when surrendered. Withdrawals may be subject to surrender charges and may also be subject to a market value adjustment (MVA). The MVA can have a positive or negative impact on contract values, depending on how interest rates have changed since the contract was issued. The range of fees and charges includes contract fees of 1.50% to 1.75%, surrender charges of 0% to 9% and management fees that vary by variable subaccount investment option. Withdrawals of taxable amounts are subject to ordinary income tax, and if taken before age 59 ½ may be subject to a 10% federal tax penalty. If you are considering purchasing an annuity as an IRA or other tax-qualified plan, you should consider benefits other than tax deferral since those plans already provide tax-deferred status. The company does not provide tax or legal advice. Contact a licensed professional. Hypothetical examples do not represent any specific annuity contract and may not be used to project or predict investment results. You may not invest directly in an index. Rate caps vary by index and by risk control account and can be adjusted annually on risk control account anniversary, subject to a minimum rate cap of 1% and a bailout provision. A bailout rate is set for each risk control account. If the rate cap for a given year is declared below that rate, you may transfer your value from that risk control account to the variable subaccounts. You’ll have 30 days after your risk control account anniversary to make this transfer. There is no guarantee that the S&P 500 Index or MSCI EAFE Index will be available during the entire time you own your contract. We reserve the right to add, delete or substitute an index. If we substitute an index, the performance of the new index may differ from the original index. This, in turn, may affect the performance of your risk control accounts. We will not substitute an index until approved by the insurance department in your state. We reserve the right to add or substitute a risk control account. We will notify you of any change in a risk control account or Index in advance. Notification will be in your annual report unless timing of any such change would cause us to send notification prior to your risk control account anniversary. The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”) and has been licensed for use by CMFG Life Insurance Company (CMFG Life), the parent company of MEMBERS Life Insurance Company (MEMBERS Life). Standard & Poor’s,® S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”), and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by CMFG Life. This product is not sponsored, endorsed, sold or promoted by SPDJI, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in this product nor do they have any liability for any errors, omissions or interruptions of the S&P 500 Index. The S&P 500 Index does not include dividends paid by the underlying companies. This product is not sponsored, endorsed, issued, sold or promoted by MSCI, and MSCI bears no liability with respect to this product or any index on which it is based. The prospectus contains a more detailed description of the limited relationship MSCI has with CMFG Life Insurance Company and any related products. CUNA Mutual Group is the marketing name for CUNA Mutual Holding Company, a mutual insurance holding company, its subsidiaries and affiliates. Annuities are issued by MEMBERS Life and distributed by their affiliate, CUNA Brokerage Services, Inc., member FINRA/SIPC, a registered broker/dealer and investment advisor, 2000 Heritage Way, Waverly, IA 50677. MEMBERS Life is a stock insurance company. MEMBERS® is a registered trademark of CMFG Life. Investment and insurance products are not federally insured, may involve investment risk, may lose value, and are not obligations of or guaranteed by any depository or lending institution. All contracts and forms may vary by state and may not be available in all states or through all broker/dealers. Base policy forms 2015-VA-C, 2018-VA, 2015-VA-C(ID), 2018-VA(ID), 2018-VA-F(ID) and 2018-VA-F. MEMBERS® Horizon Annuities are issued by MEMBERS LIFE INSURANCE COMPANY, a stock life insurance company MHA-2267288.4-0421-0523 Not a deposit • Not guaranteed by any bank or credit union • May lose value Not FDIC/NCUA insured • Not insured by any federal government agency © CUNA Mutual Group